Exhibit 32

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 14th day of July, 2011,

B E T W E E N:

CLIFFS ERIE L.L.C.,
a limited liability company existing under the laws of the State of Delaware (hereinafter called the “Vendor”),

- and -

GLENCORE AG,
a corporation existing under the laws of Switzerland, (hereinafter called the “Purchaser”).

WITNESSES THAT in consideration of the respective covenants, agreements, representations and warranties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.1	Defined Terms.

For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Business Day” means any day, other than a Saturday or a Sunday, on which banks in New York City are open for business;

“Closing Date” means the date hereof or such other date as may be mutually agreed upon in writing by the Vendor and the Purchaser;

“Common Shares” means the common shares in the capital of the Corporation;

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

“Corporation” means PolyMet Mining Corp., a corporation existing under the laws of British Columbia;

“Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

“Purchase Price” has the meaning set out in section 2.2;

“Purchased Shares” has the meaning set out in section 2.1; and

“Time of Closing” means 10:00 a.m. (New York City time) on the Closing Date or such other time as may be mutually agreed upon in writing by the Vendor and the Purchaser.

1.2	Miscellaneous.

(a)           Sections and Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to an Article or Section refers to the specified Article or Section to this Agreement.

(b)           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

(c)           Time of Essence. Time shall be of the essence of this Agreement.

(d)           Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such jurisdiction and all courts competent to hear appeals therefrom.

(e)           Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

(f)           Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.  No party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

(g)           Amendment and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

ARTICLE 2 - PURCHASE AND SALE OF PURCHASED SHARES

2.1	Purchase and Sale of Purchased Shares.

On the terms and subject to the conditions hereof, at the Time of Closing, the Vendor hereby agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendor, 9,200,547 Common Shares (the “Purchased Shares”).

2.2	Purchase Price.

The purchase price payable by the Purchaser to the Vendor for the Purchased Shares (the “Purchase Price”) at the Time of Closing is US$1.4233 per Purchased Share, being an aggregate amount of US$13,095,138.55.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF VENDOR

The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

3.1	Organization.

The Vendor is a limited liability company validly existing under the laws of the jurisdiction of its organization and has the limited liability company power to enter into this Agreement and to perform its obligations hereunder.  The Vendor is not a resident in Canada, nor is the Vendor's last address as shown on the books of the Corporation in Canada.  The Vendor did not acquire the Purchased Shares in order that the Purchaser might make use of or rely upon the exemption in Section 4.2(1) of Canadian Securities Administrators Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids from Part 2 of such Instrument in connection with the purchase of the Purchased Shares from the Vendor.

3.2	Authorization and Enforceability.

This Agreement has been duly authorized, executed and delivered by the Vendor  and is a valid and binding obligation of it enforceable against it by the Purchaser in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

3.3	No Other Agreements to Purchase.

Except as may be provided in that certain Sale Agreement II, dated December 20, 2006, between the Vendor and Poly Met Mining, Inc., as supplemented (the “Sale Agreement”), no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares.

3.4	Ownership of Purchased Shares.

The Vendor is the owner of the Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances (other than any limitations imposed by the Sale Agreement, the Securities Act of 1933 (the “Securities Act”) or any state “blue sky” or securities laws (“Blue Sky Laws”)) and, without limiting the generality of the foregoing, none of the Purchased Shares is subject to any voting trust, shareholder agreement or voting agreement other than the Sale Agreement.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Shares:

4.1	Organization.

The Purchaser is a corporation validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to enter into this Agreement and perform its obligations hereunder.  The Purchaser is not a resident in Canada, nor is the Purchaser's last address as shown on the books of the Corporation in Canada.

4.2	Authorization and Enforceability.

The transaction contemplated by this Agreement has been duly authorized, and this Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

4.3	Consents and Approvals.

There is no requirement for the Purchaser to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the purchase of the Purchased Shares, or the fulfillment by the Purchaser of the terms of this Agreement.

4.4	Investment Representations.

(a)	The Purchaser represents that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

(b)
The Purchaser understands and acknowledges that (i) the Purchaser must bear the economic risk of its investment in the Purchased Shares, (ii) the sale of the Purchased Shares has not been registered under the Securities Act or any Blue Sky Laws, and the Purchased Shares are being offered and sold in reliance upon an exemption from registration provided in the Securities Act and Blue Sky Laws, (iii) the Purchased Shares cannot be resold or transferred unless they are subsequently registered under the Securities Act and applicable Blue Sky Laws or unless an exemption from such registration is available, (iv) the Purchaser is acquiring the Purchased Shares for investment purposes only for the Purchaser’s own account and not with any view toward a distribution thereof,  and (v) the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Purchased Shares that the Purchaser hereby acquires or any part thereof, and the Purchaser does not have any present plans to enter into any such contract, undertaking, agreement or arrangement.

(c)
In evaluating the suitability of an investment in the Purchased Shares, the Purchaser has not relied upon any representations or other information (whether oral or written) from the Vendor other than as set forth in this Agreement.

(d)
If the Purchaser’s purchase of the Purchased Shares from the Vendor is subject to  Part 2 of Canadian Securities Administrators Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids, such purchase will be exempt therefrom pursuant to the exemption in Section 4.2(1) of such Instrument.

ARTICLE 5 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Survival of Representations and Warranties.

To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of the parties contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto, except as otherwise expressly provided in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement, shall survive the closing of the transactions contemplated hereby until the six-month anniversary of the Closing Date and, notwithstanding such closing nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, in respect of the Vendor, and for the Vendor in respect of the Purchaser during such period, except that:

(a)	the representations and warranties set out in section 3.2 and section 3.4 shall survive and continue in full force and effect without limitation of time; and

(b)
a claim for any inaccuracy in any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

ARTICLE 6 - CLOSING ARRANGEMENTS

6.1	Place of Closing.

The closing shall take place at the Time of Closing at the offices of Troutman Sanders LLP located at The Chrysler Building, 450 Lexington Avenue, New York NY.

6.2	Transfer and Payment.

(a)
At the Time of Closing, the Vendor will deliver to the Purchaser share certificates representing the Purchased Shares, with a duly executed stock power attached in proper form for the transfer of the Purchased Shares to the Purchaser, including, without limitation, the guarantee of the Vendor’s endorsement on such stock power by a Schedule 1 Chartered Bank  or an eligible guarantor institution with membership in the Guarantee Medallion Program, in each case with an insurance coverage limit of at least the fair market value of the Purchased Shares represented by each share certificate to the extent required by the Corporation’s transfer agent.

(b)	At the Time of Closing, the Purchaser will deliver to the Vendor the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Vendor.

6.3	Further Assurances.

Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 7 - MISCELLANEOUS

7.1	Notices.

(a)           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to the Vendor:

Cliffs Erie L.L.C.
c/o Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315
Attention:  James M. Irwin, Director - Mergers & Acquisitions
Telecopier No.:  216-694-6505

(ii)	if to the Purchaser:

Glencore AG
Baarermattstrasse 3,
P.O. Box 666,
CH-6340 Baar,
Switzerland
Attention: Matt Weber
Telecopier No.: +41 41 709 3000

(b)           Any such notice or other communication shall be deemed to have been given and received on the Business Day on which it was personally delivered or transmitted (subject to confirmation of receipt where transmitted) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)           Any party hereto may at any time change its address for service from time to time by giving notice to the other party in accordance with this section 7.1.

7.2	Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

CLIFFS ERIE L.L.C.
by	/s/ Clifford T. Smith
Name: Clifford T. Smith
Title: President and Chief Executive Officer

GLENCORE AG
by	/s/ Stuart Cutler
Name: Stuart Cutler
Title: Officer

by	/s/ Ivan Glasenberg
Name: Ivan Glasenberg
Title: Director